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EXHIBIT 21

SUBSIDIARIES OF MOMENTA PHARMACEUTICALS, INC.

Name of Subsidiary	Jurisdiction of Organization
Momenta Pharmaceuticals Securities Corporation	Massachusetts

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  EXHIBIT 21